Exhibit 99.1

Michael J. Hayes to Step Down from Chairman's Role

Director Thomas H. Tashjian Named Chairman

MEMPHIS, Tenn.--(BUSINESS WIRE)--March 23, 2016--Fred's Inc. (NASDAQ: FRED) today announced that Michael J. Hayes (age 74) will step down as Chairman of the Board of Directors on April 15, 2016. Fred's Board of Directors has appointed Thomas H. Tashjian (age 61), a director of the Company since 2001, as the new Chairman of the Board. With this succession, Hayes becomes Chairman Emeritus and will remain on the Board of Directors.

Commenting on his decision, Hayes said, "The past 18 to 24 months have been the most challenging of my career, as the Company and its Board of Directors recognized the need to refocus the Company, rebuild its management structure, rework our bank agreements, and execute our largest acquisition to date: Reeves-Sain Drugs and EntrustRx. This acquisition substantially strengthened our position in the specialty pharmacy business, the fastest growing segment in pharmacy. Because of the tireless work of Jerry Shore and the Board of Directors, we now have in place a successful, experienced and energetic management team, focused on driving deeper into healthcare, and also stronger general merchandising departments. What is now needed is an energetic Chairman that has both the vision and skill set to keep this momentum going, and I believe Tom Tashjian is the right person to do this, and now is the right time. I want to thank Fred's employees, the Board of Directors, and our shareholders for allowing me to serve them for the past 24 years."

Chairman-elect Tashjian added, "As a director for the past 15 years, I have developed a deep appreciation for Mike's ability to incent, innovate and inspire, and for the tenacity with which he has pursued his vision for a stronger company. The Company's transformation during his tenure – in terms of its retail operations, diversification into healthcare, financial strength, depth of talent and ability to capitalize on new opportunities – has been incredible. We are grateful to Mike for his energy and passion, which became contagious and engulfed us all, and for his dedication in building a capable and talented management team to lead Fred's on the continuation of its promising journey."

Hayes was elected a director of Fred's in 1987 after he and a business partner provided significant financing for the Company, then named Baddour, Inc., which was founded in 1947 in Coldwater, Mississippi. In 1989, after that debt was converted into a controlling equity interest, he was appointed Chief Executive Officer. In late 2008, Hayes relinquished the role of CEO, continuing as Chairman of its Board of Directors.

During Hayes' tenure as CEO, Fred's experienced significant growth, as its store count expanded from 144 company stores in eight states to 659 in 15 states at the end of 2015. During that same time, the Company increased the number of its full service pharmacies from 45 to 373 at January 30, 2016, and expanded into specialty pharmacy services. Total sales improved eightfold from $271 million in 1989 to $2.150 billion for fiscal 2015. Hayes also orchestrated Fred's IPO in March 1992 and a follow-on equity offering in September 2001. He remains the largest individual investor in the Company.

Tashjian, a private investor since 2001, has two decades of financial research experience as a noted institutional investment analyst for several major investment banking companies. Prior to 2001, he served as a Managing Director and Consumer Group Leader at Banc of America Montgomery Securities in San Francisco, where he provided the firm's views on the retailing industry. Prior to that, he held similar positions at First Manhattan Company, Seidler Companies, and Prudential Securities. In those roles, Tashjian dealt with corporate governance and financial matters on a regular basis. His earlier retail operating experience was in discount retailing at the Ayrway Stores, which were acquired by Target Corporation, and in the restaurant business at Noble Roman's. Tashjian is a graduate of the Director's Consortium of the Stanford Graduate School of Business and is a member of the Society of Corporate Secretaries and Governance Professionals. He earned his MBA from Tulane University and B.S. at Butler University.

Fred's, Inc. and subsidiaries operate 659 discount general merchandise stores and three specialty pharmacy-only locations in 15 states in the southeastern United States. Included in the store count are 18 franchised locations. Also, there are 372 full service pharmacy departments located within Fred's stores, including five franchised locations. For more information about the Company, visit Fred's website at www.fredsinc.com.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as "outlook," "guidance," "may," "should," "could," "believe," "anticipate," "plan," "expect," "estimate," "forecast," "goal," "intend," "committed," "continue," or "will likely result" and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, the ultimate terms of the reworked pharmacy distribution agreement, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; the success of announced acquisition activities and future growth trends in businesses acquired; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; cyber-security threats; costs and delays in acquiring or developing new store sites; and the factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

CONTACT:
Fred's Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Chief Executive Officer